UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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USA Technologies, Inc. issued the following press release on June 11, 2012:

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Veronica Rosa	Joe Crivelli
VP, Corp. Comm. and Investor Relations	Senior Vice President
USA Technologies	Gregory FCA
484-359-2138	610-228-2100
vrosa@usatech.com	joec@gregcomm.com

USA Technologies Sets The Record Straight

USAT is Delivering on Shareholder Commitments
Believes Tirpak’s Proposed Plan Would Threaten Company’s Current Momentum

MALVERN, PA, June 11, 2012 -- USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, today issued the following letter to shareholders:

Dear Fellow USA Technologies Shareholder:

We are writing to you today to set the record straight.  We know that you have received many verbal and written communications from us as well as from dissident shareholder Brad Tirpak operating under his self-laudatory moniker “S.A.V.E.”  In an attempt to gain control of your company Tirpak has, in our view, issued a barrage of false and misleading statements.

In his recent communications to shareholders, Tirpak and his hand-picked nominees have presented what we believe to be a deeply flawed business plan which they wish to force upon USAT and its customers, shareholders and employees. We believe Tirpak’s so-called “business plan” is really no plan at all.  In fact, in our opinion, his plan underscores a dangerous void regarding Tirpak’s understanding of USAT’s most basic operating principles, as well as the needs of our customers and the trends regarding the markets we serve.

The Facts Behind Tirpak’s “Business Plan”

Tirpak’s “Plan”:  Develop Low-Cost Hardware.

The Facts:  We believe Tirpak’s fixation on hardware demonstrates a fundamental lack of knowledge and understanding regarding USAT’s business model and the markets we serve.  For example:

•
Today, approximately 80% of our revenues come from our ePort Connect® service. The best path forward to maximize profits for USAT is to maximize recurring service revenue.  This is our highest-margin revenue source and by growing it, we will grow our profits.  While USAT continues to expand its opportunity for profitable growth through a value-added, recurring revenue service platform, Tirpak and his nominees erroneously believe that our future is in hardware.

•
Our customers and the markets we serve are skewing towards new requirements such as mobile payment, couponing, loyalty, and two-tier pricing -- all new services that have been announced by USAT. In fact some have already been implemented.  These new services will add to the revenue generated by each connection, thus improving return on JumpStart and all other connections.  Customer demand for such capabilities will add some complexity and cost to future devices (e.g., an enhanced display for advertising messages).  We are working aggressively to value engineer such enhancements to keep device costs down while these capabilities are added.  In our view, Tirpak’s claim that he is going to design new devices that meet customer needs for such enhancements while cutting device costs by 50 percent is highly unrealistic.

Tirpak’s “Plan”:  Increase Processing Profits.

The Facts:  Again, we believe Tirpak’s claims in this regard are uninformed.  In order to realize additional meaningful savings on processing, USAT would have to take on significant transaction risk, add headcount and incur significant increases in CAPEX, software development and systems integration expenses.

Tirpak omits that USAT recently negotiated an agreement which substantially reduced costs of processing that helped contribute to an approximately 28% increase in margins on recurring revenue from license and transaction fees for the March 31, 2012 quarter as compared to the preceding three-quarter average.  Additionally, he fails to mention that USAT introduced a lower-cost prepaid payment offering at NAMA in April 2012.

Tirpak’s “Plan”:  Selectively Expand Internationally.

The Facts:  As Tirpak is well aware, USAT already has a plan to expand its ePort solution internationally involving global partners and customers such as Verizon, Visa and existing customers with international operations. Additionally, Tirpak fails to mention that we have distributed our EnergyMiser product line in a dozen countries globally.  Most importantly, he also neglects to explain how he will ramp up international expansion beyond what USAT is already doing, while achieving his cost reduction goals.  Without any supporting detail, “expand internationally”, is not part of a plan, it is simply an unfunded campaign promise.

Tirpak’s “Plan”:  Develop Higher Functioning Terminals.

The Facts:  We strongly believe this is another example of Tirpak’s fundamental lack of knowledge and understanding regarding USAT’s business. USAT already has one of North America’s largest installed bases of NFC enabled terminals (approximately 75,000 and growing) capable of accepting the emerging mobile payment technology.

We announced at NAMA in April 2012 that new services such as two-tier pricing, prepaid, loyalty and couponing are or would be available via our ePort Connect service.  In this regard, we and our strategic partner, Verizon Wireless, demonstrated the capability of delivering location-based electronic coupons to consumer’s smart phones via our service at CTIA (global wireless conference) in New Orleans last month.

Tirpak’s “Plan”:  Launch Vending Route Management and Other Value-Added Services.

The Facts:  USAT already has several partnerships with companies to do just that. Many of our customers already benefit from these partnerships. Our devices and service can move necessary operational data to route management software packages which are utilized by customers.  USAT has already introduced value-added services (two-tier pricing, prepaid, loyalty) which are valued by our customers and that we anticipate will generate additional revenue and margin for each connection.  Again, given his service on USAT’s board, for Tirpak to suggest that these types of initiatives are unique to his so-called “plan” is misleading. It also suggests a lack of understanding regarding our business, markets and customers.  He also neglects, again, to explain how he would spend more in this area while cutting costs further than USAT has already done.  Yet another unfunded campaign promise.

Tirpak’s “Plan”:  Boost Customer Confidence.

The Facts:  Ironically, Tirpak has served to damage customer confidence with his ill-advised proxy contest. Our customers want us focused on delivering value for them – not wasting time and resources on a dissident shareholder.

Our customers are loyal.  We have over 3,000 customers on our ePort Connect service representing 155,000 connections with virtually no turnover.

Tirpak suggests the “new” concept of building confidence by communicating a roadmap to customers.  We developed our roadmap with input from customers – not in a ”hedge fund sandbox”.  We have remained a leader in our market by demonstrating a pattern of delivering new products and services to our customers.   Tirpak, who we believe has never operated a business, has in our view, little knowledge as to how to develop and commercialize what our customers desire.

Tirpak’s “Plan”:  Reduce Operating Costs.

The Facts:  USAT and its 43 employees run a very lean and efficient operation. Additionally, as USAT has stated publically on several occasions, which Tirpak fails to mention, USAT recently implemented a dozen separate actions aimed at driving $2 million in annual efficiencies.  These actions have helped produce a turnaround in USAT’s finances.  For example:

•	Positive Adjusted EBITDA in the 3/31/12 quarter of $336,000;

•	Positive Adjusted EBITDA for the current 6/30/12 quarter that is expected to exceed the $336,000 achieved in the 3/31/12 quarter (excluding expenses expected to result from the proxy contest);

•
There are no material “executive perks”.  We have no so-called ”additional office space”.  These are either fabrications on the part of Tirpak or a reflection of his lack of basic knowledge and understanding regarding the operations of USAT;

•
Legal fees:  Tirpak’s representations in this regard are a slap in the face to USAT shareholders.  He has repeatedly made these assertions knowing full well that USAT’s legal expenses, obtained at below market rates and of unquestioned quality, were necessary services for a public company; and,

•
Interestingly, Tirpak gladly accepted his cash retainer for serving on the board and in a revealing act, Tirpak received a further cash payment after his resignation from our board of directors in March 2012 covering a period of time following his resignation when he did not even serve on our board of directors.

Two key points summarize our thoughts regarding Tirpak’s “plan”.  First, several elements of Tirpak’s plan consist of knowledge he took with him from the USAT boardroom, and his claims to the contrary are in our view quite disingenuous.  Secondly, some of the elements of his “plan” highlight a concerning lack of knowledge of USAT’s business, our customers and the unique needs of the small-ticket, self-serve market.

The Future of USA Technologies Is In Your Hands

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own.  Whether or not you plan to attend the Annual Meeting, you have an opportunity to help protect your investment by voting the WHITE proxy card.  We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Please discard any GOLD proxy cards sent to you by Brad Tirpak.

If you have previously voted using a proxy card sent to you by Brad Tirpak, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided.  Remember, only your latest dated proxy will count – any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in our Proxy Statement.

Your vote is important, no matter how many or how few shares you own. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting USA Technologies in this matter, at 800-322-2885.

On behalf of USA Technologies’ Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Stephen P. Herbert	/s/ Steven D. Barnhart
Stephen P. Herbert	Steven D. Barnhart
Chairman and Chief Executive Officer	Lead Independent Director

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. USAT has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Non-GAAP Financial Measures: Adjusted EBITDA

Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Three months ended March 31, 2012
Net loss	$(538,618)
Less interest income	(14,029)
Plus interest expense	10,520
Plus income tax expense	--
Plus depreciation expense	631,330
Plus amortization expense	258,600
Less change in fair value of warrant liabilities	(95,074)
Plus stock-based compensation	83,300
Adjusted, EBITDA	$336,029

This document includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: Adjusted EBITDA.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses, stock-based compensation, as it does not reflect the cash-based operations of USAT.  Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles).  The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USAT or net cash used in operating activities.  Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of USAT’s profitability or net earnings.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  All statements other than statements of historical fact included in this document, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the potential costs and management distractions attendant to Mr. Tirpak’s purported nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from USAT or the Securities and Exchange Commission’s recently commenced investigation would have a material adverse effect on the future financial results or condition of USAT; the ability of USAT to compete with its competitors to obtain market share; the ability of USAT to obtain widespread commercial acceptance of it products; and whether USAT's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

If you have any questions, require assistance with voting your
 WHITE proxy card, or need additional copies of
USAT’s  proxy materials, please contact:

105 Madison Avenue
New York, NY 10016
USAT@mackenziepartners.com
(212) 929-5500 (Call Collect)
 (800) 322-2885 (Toll Free)

Your vote is important, no matter how many or how few shares you own!

To vote via telephone or internet simply follow the instructions printed on the enclosed WHITE proxy card. You may vote by mail by using the enclosed postage paid envelope. We encourage you to disregard and not return any gold proxy cards that you receive from the
SAVE Committee even as a vote of protest against Mr. Tirpak.

If you hold shares in “street name”, use the enclosed WHITE instruction card to tell your bank or broker to vote for our nominees.